Exhibit 10.1

EMPLOYMENT AGREEMENT

[Gerald W. Koslow]

THIS AGREEMENT is made and entered into as of the 1st day of February, 2003, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Gerald Koslow (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.                                   The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.                                     Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates and rewards the Employee for performing his obligations for the full term of this contract or such shorter term, as it may be determined in accordance with the terms and conditions of this Agreement.

C.                                     The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.                                       Employment.  The Company hereby employs Employee as its Senior Vice President and Chief Financial Officer reporting to the Chief Executive Officer of the Company.  Employee shall perform the normal duties of that position.  Employee’s employment under this Agreement with the Company is for an initial term of three (3) years (the “Term”), beginning February 1, 2003 (the “Commencement Date”), through January 31, 2006.

2.                                       Salary, Bonus and Benefits.

a.               From the Commencement Date through January 31, 2004, Employee shall be paid an annual base salary of One Hundred Ninety Thousand Dollars ($190,000.00), paid in the same intervals as other Employees of the Company; and if employed through October 31, 2003, Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company (the “Board”) for other senior management executives of the Company for fiscal year 2003, in a range of percentages, but with a target bonus of 50% of Employee’s base salary.

b.              During each of the last two years of this Agreement, Employee will receive an annual base salary of no less than his annual base salary for the first year of this Agreement, and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board for said two years.

c.               Employee shall receive stock option grants to purchase 40,000 shares of the Company’s common stock applicable for the first year of this Agreement, as determined by the Company’s Board of Directors.  Future stock option grants will be at the discretion of the Board of Directors.

d.              The Company agrees to provide Employee with the same benefits it provides the other members of its senior management executive team.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.

e.               All stock options granted at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of either the 1993 Stock Option Plan, as amended, or the 2002 Stock Option Plan as amended (the “Plan”), whichever is applicable.

f.                 Employee’s salary is set in the expectation that (except for vacation days and holidays) Employee’s full time will be devoted to Employee’s duties hereunder.

g.              During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel, entertainment and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

3.                                       Outside Services or Consulting.  Employee shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a.               The services do not interfere in any manner with the Employee’s ability to fulfill all of his duties and obligations to the Company.

b.              The services are not rendered to any business which may compete with the Company in any area of the Business or do not otherwise violate paragraph 4 hereof.

c.               The services do not relate to any products or services, which form part of the Business.

d.              Employee informs and obtains the consent of the Chief Executive Officer of the Company.

4.                                       Non-competition.  In consideration of the provisions of this Agreement, Employee hereby agrees that he shall not, during the term of his full-time employment and for a period of twenty-four (24) months thereafter:

a.               Directly or indirectly own, manage, operate, participate in, consult with or work for any business, which is engaged in the Business anywhere in the United States or Canada.

b.              Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the Employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon any of the customers of the Company (or its affiliates or successors).

c.               Directly or indirectly provide any services to any person, company or entity, which is engaged in the Business anywhere in the United States or Canada.

5.                                       Confidentiality; Inventions.

a.               Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

b.              “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c.               Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d.              Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e.               Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any published or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

f.                 Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.

6.                                       Termination or Non-Extension by Company Without Just Cause

a.               Employee’s employment by the Company is “at will” therefore, subject to the terms and conditions hereof, the Company may terminate Employee’s full-time employment at any time either with or without just cause. In the event of any termination of Employee’s full-time employment with the Company without just cause, or in the event that Employee’s full-time employment is not extended or renewed beyond the Term on terms at least as favorable to Employee as Employee is receiving during the last year of the Term, then Employee will remain bound to the covenants not to compete and confidentiality obligations of paragraphs 4 and 5 of this Agreement, according to their terms, and each one of the following shall apply:

i.                  Employee shall be paid an amount equal to one year of his then annual base salary paid over a period of  twenty-four (24) months from Employee’s termination in equal monthly installments and at the same intervals as other Employees of the Company are then being paid their base salaries;

ii.               Employee shall continue to receive, during the twenty-four (24) months from Employee’s termination, all medical insurance and any other benefits or insurance coverages which Employee would have received had his employment not been so terminated, or not extended, provided however, if the Employee is not eligible for said medical insurance, the Company shall pay the COBRA premiums for continuation coverage during the said twenty-four (24) month period;

iii.            Employee shall receive additional compensation for his covenant not to compete equal to the average annual bonus which Employee has received for the three most recent fiscal years during which Employee was employed, provided however that if Employee has not been employed for three full fiscal years, then the Company shall use the actual number of full fiscal years that the Employee was employed; The amount due under this paragraph 6(a)(iii) shall be paid in the same intervals as other Employees of the Company are then being paid their base salaries;

iv.           Notwithstanding anything else contained herein to the contrary, during the 24-month period referred to in this paragraph 6, Employee shall remain a part-time employee of the Company’s and, subject to Employee’s other professional duties, shall be available to the Chief Executive Officer of the Company.

b.              For purposes hereof, any of the following acts or events shall, at Employee’s option, constitute a termination without just cause under this paragraph 6 (but the following is not the entire list of reasons or events which may constitute a “termination without just cause”):

i.                  any material diminution or reduction of Employee’s title, position, duties or responsibilities, except as caused by the acts or omissions of Employee; or

ii.               any material breach by Company of this Agreement that is not cured within thirty (30) days  after written notice by Employee of such breach.

c.               In the event that, at the end of the Term, the Company elects not to extend or renew Employee’s full-time employment beyond the Term on terms at least favorably to Employee as Employee is receiving during the last fiscal year of the Term, then such non-renewal shall be treated as a termination without cause.  In such case, the provisions of paragraphs 6(a)(i) through (iv) shall apply and Employee shall be bound to the provisions of paragraphs 4 and 5 hereof for the period of time during which Employee is being paid pursuant to paragraph 6(a).

7.                                       Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraphs 4 and 5, but will not be entitled to any compensation or benefits following his termination of employment under this Agreement.  Termination for “just cause” shall mean:

a.               dishonesty as to a matter which is materially injurious to the Company,

b.              the commission of a willful act or omission intended to materially injure the business of the Company,

c.               a violation of any of the material provisions of Sections 4 and/or 5 hereof,  or

d.              a determination in good faith by the Board that the Employee has failed to make a good faith effort to fully perform his duties as assigned by either the CEO or the Board, which is not remedied by the Employee within thirty (30) days following the CEO’s specific written notice stating such alleged failure from the Board.

8.                                       Voluntary Termination by Employee.

a.               In the event Employee voluntarily terminates his employment with the Company, Employee will remain bound under the provisions of paragraphs 4 and 5 hereof, but will not be entitled to receive any compensation and benefits following his termination of employment except for any payments or benefits required by law.

b.              Voluntary termination means an intentional termination by the Employee without good reason and without pressure by the Company; and further, provided that there was not a material breach of this Agreement by the Company, prior to any such termination which remains uncured.

9.                                       Cooperation with Change in Control.  Employee will reasonably cooperate with the Company in the event of a Change in Control.

10.                                 No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.                                 Company Policies.  During the term of Employee’s employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

12.                                 Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.                                 Injunctive Relief; Attorneys’ Fees.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraphs 4 or 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.  Employee consents to the issuance of such injunctive relief without the posting of a bond or other security.  In the event of any such alleged violation, THE LOSING PARTY AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE PREVAILING PARTY IN PURSUING OR DEFENDING ANY OF ITS RIGHTS WITH RESPECT TO SUCH ALLEGED VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE PREVAILING PARTY AS A RESULT THEREOF.

14.                                 Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

15.                                 Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement, and Employee acknowledges that no promises or agreements not contained in this Agreement have been made or offered by the Company.

16.                                 Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.                                 Heirs, Successors and Assigns.  The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtain control of the Company.

19.                                 Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

20.                                 Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, the exclusive forum for the resolution of any dispute arising under this Agreement or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association.  Such arbitration shall be before an arbitrator, who must be a member of the National Academy of Arbitrators; chosen in accordance with the rules then in effect, of the American Arbitration Association.  In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the American Arbitration Association.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.

21.                                 Amendment.  This Agreement may be amended only by a document in writing signed by both the Employee and an officer of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

22.                                 Fees and Costs.  In any action bought by one party against the other pursuant to this Agreement or in the event of any dispute over the meaning of this Agreement, the successful party, in addition to recovering its awarded damages and other relief, shall be entitled to recover its attorney’s fees and costs from the unsuccessful party.

23.                                 D & O Policy.  During Employee’s employment with the Company, the Company shall maintain director and officer liability insurance in reasonable scope and amounts which insurance will cover Employee.

24.                                 Non-Disparagement and Cooperation.

a.               During any period of time wherein the Company is paying any base salary to Employee, whether during the Term hereof or during any time after the termination or expiration of this Agreement, and for a period of three (3) years thereafter, Employee shall not disparage or otherwise make any negative comments about the Company, its policies, products, Employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.

b.              Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee’s employment with the Company.

c.               In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company’s outside legal counsel, the Company’s inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company’s sole expense.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:		EMPLOYEE:

SHUFFLE MASTER, INC.		GERALD W. KOSLOW

By:	/s/ Mark L. Yoseloff	By:	/s/ Gerald W. Koslow

Its:	Chairman, Chief Executive Officer and President.	Its:	Senior Vice President and Chief Financial Officer